Consent of Independent Registered Public Accounting Firm

BCB Bancorp, Inc.

Bayonne, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of BCB Bancorp, Inc. of our reports dated March 17, 2014, relating to the Company’s consolidated financial statements and effectiveness of the Company’s internal control over financial reporting, which appear in BCB Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus, which is a part of the Registration Statement.

/s/ ParenteBeard LLC

ParenteBeard LLC

Clark, New Jersey

July 11, 2014